UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2026 (June 1, 2026)

Veea Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40218	98-1577353
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

164 E. 83rd Street

New York, NY 10028

(212) 535-6050

(Address and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	VEEA	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	VEEAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Greg Deisher as Chief Operating Officer and Executive Vice President

Effective as of June 1, 2026, upon the recommendation of the compensation committee of the Board of the Directors (the “Board”) of Veea Inc. (the “Company”), the Board appointed Greg Deisher, who is currently a Senior Vice President of the Company, to serve the Chief Operating Officer and Executive Vice President filling the vacancy created by the previous resignation of Ms. Janice K. Smith. In connection with Mr. Deisher’s appointments, the Board also approved, upon the compensation committee’s recommendation, a grant of options under the Company’s 2024 Incentive Equity Plan, as amended (the “Plan”) to purchase up to 50,000 shares of common stock of the Company, which option grant shall expire on June 1, 2031; if not fully exercised before such date, shall have an exercise price of $0.5518 per share, and shall vest with respect to 12,500 shares of common stock on June 1, 2027, and with respect to the remaining 37,500 shares of common stock, 1,041 shares of common stock on each one month anniversary date, thereafter, until fully vested, provided that any unvested portion on the date of termination of Mr. Deisher’s services with the Company shall be terminated and shall not vest any further thereafter, and such option grant shall also be subject to all other applicable terms of the Plan.

Mr. Deisher has served in senior financial and operational leadership roles for over 20 years including multiple professional experiences in Russia, China and South East Asia. From 2024 to 2026, Mr. Deisher served as the CFO of Wallarm Inc, a cybersecurity company specializing in API (Application Programming Interfaces) Security. From 2019 to 2024, Mr. Deisher served as the CFO of Vapor IO, Inc., an ultra low latency edge datacenter company. From 1990 to 1997, Mr. Deisher worked at PricewaterhouseCoopers (“PwC”), and during his tenure at PwC, he worked as a Senior Auditor at the PwC’s Dallas office, where he served oil & gas and banking clients, and he worked as a Senior Manager, Tax & Legal of the Almaty, Kazakhstan office, where he served clients consisted of international telecom, oil & gas (including ExxonMobil, Chevron & Shell) and FMCGs (Unilever, P&G plus both Coca-Cola and Pepsi). Mr. Deisher obtained his bachelor’s degree from Texas Tech University and completed graduate studies in Chinese language and China studies at University of Texas, Austin. Mr. Deisher is a certified public accountant (CPA).

Mr. Deisher has no family relationships with any of the Company’s directors or executive officers, and he is not a party to, and does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Deisher and any other persons pursuant to which he was selected as an executive officer.

Appointment of Mark Tubinis as Executive Vice President

Effective as of June 1, 2026, upon the recommendation of the compensation committee, the Board appointed Mark Tubinis, who is currently the Chief Commercial Officer of the Company, to also serve as an Executive Vice President. In connection with Mr. Tubinis’s appointment, the Board also approved, upon the compensation committee’s recommendation, (i) an increased in his annual salary from $210,000 to $240,000 per year, effective as of June 1, 2026 and (ii) a grant of options under the Plan to purchase up to 25,000 shares of common stock of the Company, which option grant shall expire on June 1, 2031; if not fully exercised before such date, shall have an exercise price of $0.5518 per share, and shall vest with respect to 6,250 shares of common stock on June 1, 2027, and with respect to the remaining 18,750 shares of common stock, 520 shares of common stock on each one month anniversary date, thereafter, until fully vested, provided that any unvested portion on the date of termination of Mr. Tubinis’s services with the Company shall be terminated and shall not vest any further thereafter, and such option grant shall also be subject to all other applicable terms of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veea Inc.

Date: June 4, 2026	By:	/s/ Allen Salmasi
	Name:	Allen Salmasi
	Title:	Chief Executive Officer

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